Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 2-90702, 33-18202, 33-55986, 33-56101, 333-95043, 333-109890 and 333-165130) of Ecolab Inc. of our report dated June 27, 2012, appearing in this annual report on Form 11-K of the Ecolab Savings Plan and ESOP as of and for the year ended December 31, 2011.

/s/McGladrey LLP
McGladrey LLP

Minneapolis, Minnesota
June 27, 2012